GREENLIGHT RE ANNOUNCES
FOURTH QUARTER AND YEAR END 2012 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands - February 19, 2013 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the fourth quarter and full year ended December 31, 2012. Greenlight Re reported a net loss of $60.6 million for the fourth quarter of 2012 compared to net income of $70.2 million for the same period in 2011. The net loss per share was $1.65 compared to fully diluted net income per share of $1.89 for the prior-year period.

Fully diluted adjusted book value per share was $22.01 as of December 31, 2012, a 1.9% increase from $21.61 per share as of December 31, 2011.

Financial and operating highlights for Greenlight Re for the fourth quarter ended December 31, 2012 include:

•
Gross written premiums in the fourth quarter of 2012 were $124.0 million, compared to $90.5 million in the fourth quarter of 2011; net earned premiums were $118.6 million, an increase from $77.1 million reported in the prior-year period.

•
An underwriting loss of $5.8 million was reported for the fourth quarter of 2012, compared to an underwriting loss of $1.5 million in the fourth quarter of 2011. During the fourth quarter of 2012, the company established reserves of $15.0 million ($11.6 million net of reinstatement premium) related to super-storm Sandy.

•
Net investment loss of $52.2 million was reported for the fourth quarter 2012, representing a loss of 4.4% on Greenlight Re's investment portfolio. This compares to an investment gain of $77.7 million, or a 7.6% gain, in the fourth quarter of 2011.

“An increase in gross written premiums in the fourth quarter was more than offset by the reserves established for Sandy claims and losses in our investment portfolio,” said Bart Hedges, Chief Executive Officer of Greenlight Re. “Overall, for 2012, while our underwriting results were affected by adverse development on prior year contracts and super-storm Sandy, we further developed key relationships and took advantage of opportunities in our non-standard automobile segment. In 2013, we will continue to remain disciplined in our approach to new underwriting opportunities and risk management.”

Financial and operating highlights for Greenlight Re for the full year ended December 31, 2012 include:

•
Net income of $14.6 million for the full year ended December 31, 2012 compared to net income of $6.8 million for the year ended December 31, 2011. Fully diluted net income per share for 2012 was $0.39, compared to fully diluted net income per share of $0.18 for 2011.

•
For the full year 2012, gross written premiums were $427.8 million compared to $397.7 million in 2011, while net earned premiums were $466.7 million compared to $379.8 million in the prior year, an increase of 23%.

•	The combined ratio for 2012 was 112.9%, up from 103.8% in 2011.

•	For the full year 2012, net investment income was $78.9 million, a 7.1% gain, compared to $23.1 million in 2011, a 2.1% gain.

“Despite setbacks in 2012, Greenlight Re was able to preserve its capital and continued to expand its platform in Europe and position itself for long-term growth and capital appreciation,” stated David Einhorn, Chairman of the Board of Directors. “Our investment portfolio will continue to invest prudently to maximize returns while mitigating risk, while our underwriting team maintains its focused strategy on developing long-term relationships with our reinsurance partners.”

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the fourth quarter and year ended December 31, 2012 on Wednesday, February 20, 2013 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Fourth Quarter and Year End 2012 Earnings Call.

To participate, please dial in to the conference call at:

U.S. toll free             1-877-317-6789
International            1-412-317-6789

The conference call can also be accessed via webcast at:

http://services.choruscall.com/links/glre130220.html

A telephone replay of the call will be available from 12:00 p.m. Eastern time on February 20, 2013 until 9:00 a.m. Eastern time on March 4, 2013.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10021930. An audio file of the call will also be available on the Company's website, www.greenlightre.ky.

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Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options as of any period end. Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders' equity to calculate adjusted book value. We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance. In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Garrett Edson
ICR
(203) 682-8331
IR@greenlightre.ky

Media:
Brian Ruby
ICR
(203) 682-8268
Brian.ruby@icrinc.com

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED BALANCE SHEETS

December 31, 2012 and 2011
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2012	2011
Assets
Investments
Debt instruments, trading, at fair value	$1,763	$10,639
Equity securities, trading, at fair value	1,042,715	890,822
Other investments, at fair value	133,450	128,685
Total investments	1,177,928	1,030,146
Cash and cash equivalents	21,890	42,284
Restricted cash and cash equivalents	1,206,837	957,462
Financial contracts receivable, at fair value	22,744	23,673
Reinsurance balances receivable	173,221	141,278
Loss and loss adjustment expenses recoverable	34,451	29,758
Deferred acquisition costs, net	59,177	68,725
Unearned premiums ceded	3,616	27,233
Notes receivable	19,330	17,437
Other assets	3,559	5,492
Total assets	$2,722,753	$2,343,488
Liabilities and equity
Liabilities
Securities sold, not yet purchased, at fair value	$908,368	$683,816
Financial contracts payable, at fair value	19,637	6,324
Due to prime brokers	326,488	260,359
Loss and loss adjustment expense reserves	356,470	241,279
Unearned premium reserves	188,185	225,735
Reinsurance balances payable	35,292	32,192
Funds withheld	17,415	38,031
Other liabilities	10,488	10,054
Total liabilities	1,862,343	1,497,790
Equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,447,179 (2011: 30,283,200): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2011: 6,254,949))	3,670	3,654
Additional paid-in capital	492,469	488,478
Retained earnings	325,569	310,971
Shareholders’ equity attributable to shareholders	821,708	803,103
Non-controlling interest in joint venture	38,702	42,595
Total equity	860,410	845,698
Total liabilities and equity	$2,722,753	$2,343,488

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2012, 2011 and 2010
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2012	2011	2010
Revenues
Gross premiums written	$427,844	$397,659	$414,850
Gross premiums ceded	24,275	(46,920)	(12,011)
Net premiums written	452,119	350,739	402,839
Change in net unearned premium reserves	14,595	29,036	(115,138)
Net premiums earned	466,714	379,775	287,701
Net investment income	78,941	23,118	104,006
Other income (expense), net	(259)	253	(1,079)
Total revenues	545,396	403,146	390,628
Expenses
Loss and loss adjustment expenses incurred, net	366,601	241,690	177,018
Acquisition costs, net	142,721	138,751	102,645
General and administrative expenses	17,539	13,892	16,187
Total expenses	526,861	394,333	295,850
Income before income tax expense	18,535	8,813	94,778
Income tax expense	(86)	(247)	(396)
Net income including non-controlling interest	18,449	8,566	94,382
Income attributable to non-controlling interest in joint venture	(3,851)	(1,797)	(3,740)
Net income	$14,598	$6,769	$90,642
Earnings per share
Basic	$0.40	$0.19	$2.49
Diluted	$0.39	$0.18	$2.44
Weighted average number of ordinary shares used in the determination of earnings per share
Basic	36,702,128	36,548,466	36,420,719
Diluted	37,361,338	37,286,454	37,224,173

The following table provides the ratios for the years ended December 31, 2012, 2011 and 2010:

	Year ended December 31
		2012			2011			2010
	Frequency	Severity	Total	Frequency	Severity	Total	Frequency	Severity	Total

Loss ratio	77.4%	101.2%	78.5%	65.7%	25.4%	63.6%	68.9%	(4.3)%	61.5%
Acquisition cost ratio	31.4%	14.0%	30.6%	37.4%	20.9%	36.5%	36.7%	26.3%	35.7%
Composite ratio	108.8%	115.2%	109.1%	103.1%	46.3%	100.1%	105.6%	22.0%	97.2%
Internal expense ratio			3.8%			3.7%			5.6%
Combined ratio			112.9%			103.8%			102.8%